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                                                                    EXHIBIT 3(b)

                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      *****

         Regent Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Regent Communications, Inc., resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be submitted to the stockholders for their approval at the following annual meeting. The resolution setting forth the proposed amendment is as follows:

                  "RESOLVED, that subsection A, Article Fourth of the Amended and Restated Certificate of Incorporation of Regent Communications, Inc. be hereby amended as follows:

                           `A. AUTHORIZED CAPITAL STOCK. The total number of
                  shares of all classes of Stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, consisting of a class of Sixty Million (60,000,000) shares of Common Stock, par value of $.01 per share, and a class of Forty Million (40,000,000) shares of Preferred Stock, par value of $.01 per share.'"

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Regent Communications, Inc. has caused this certificate to be signed by Terry S. Jacobs, its Chairman and Chief Executive Officer, this 18th day of November, 1999.


                                               /s/ Terry S. Jacobs
                                               --------------------------------
                                               By: Terry S. Jacobs, Chairman
                                               and Chief Executive Officer